CONSENT OF H.J. GRUY AND ASSOCIATES, INC.



The Board of Directors
XCL, Ltd.
110 Rue Jean Lafitte
Lafayette LA 70508

Gentlemen:

We hereby consent to the use of the name H.J. Gruy and Associats, Inc. and references to H.J. Gruy and Associates, Inc. and to the references to our report dated October 12, 1998 (Proved Reserves, Zhao Dong Block, China) prepared for XCL Ltd. in the filing of Amendment No. 2 to the Annual Report on form 10-K for the fiscal year ended December 31, 1998 of XCL Ltd.


                         Yours very truly,

                         H.J. GRUY AND ASSOCIATES, INC.

                         /s/ James H. Hartsock

                         By:James H.Hartsock, PhD,PE
                         Title:Executive Vice President

Houston, Texas
October 12, 1998

H.J. GRUY AND ASSOCIATES, INC. 1200 Smith Street, Suite 3040, Houston, Texas 77002 o (713)739-1000